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                     October 14, 2022

       Stephen Williamson
       Senior Vice President and Chief Financial Officer
       Thermo Fisher Scientific Inc.
       168 Third Avenue
       Waltham, MA 02451

                                                        Re: Thermo Fisher
Scientific Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-08002

       Dear Stephen Williamson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Michael Boxer